Exhibit 10.11

Execution Version

SECOND AMENDED AND RESTATED

WHOLESALE FINANCING AGREEMENT

This Second Amended and Restated Wholesale Financing Agreement (this “Agreement”) is made as of this      day of December, 2003 by and between BOMBARDIER MOTOR CORPORATION OF AMERICA (the “Supplier”) and BOMBARDIER CAPITAL INC. (“BC”).

WHEREAS, (i) the Supplier and BC entered into a Wholesale Financing Agreement dated August 27, 1998, as amended and restated by the Amended and Restated Wholesale Financing Agreement dated as of November 1, 2002; and (ii) Bombardier Inc. (“BI”), on behalf of the Supplier, its wholly-owned subsidiary, and BC entered into a Floorplan Repurchase Agreement dated January 7, 2002 (the “Repurchase Agreement”) (collectively, the “Old Financing Agreements”);

WHEREAS, by this Agreement the Supplier and BC desire to amend, restate and replace in its entirety each of the Old Financing Agreements with respect to the relationship between the parties;

WHEREAS, the Supplier wishes to stimulate the sales of its products;

WHEREAS, the distributor and the dealer network is an essential asset of the Supplier;

WHEREAS, BC is in direct communication with the distributors and the dealers, and recognizes that it is of the utmost importance to maintain the image and reputation of the “Bombardier” brands, BC and the Supplier and maintain the best possible relations among BC, the Supplier and the distributors and dealers;

WHEREAS, BC and the Supplier desire to make arrangements for the financing of sales made by the Supplier to distributors and dealers and for the increase of business with such distributors and dealers.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Preamble

The preamble forms an integral part hereof.

2.	Definitions

Unless the context requires otherwise, the following definitions shall apply:

a)	“Bridge Period” means, with respect to any Instrument, the number of days from, and including, the first business day after the date of delivery of such Instrument to BC pursuant to Section 6.1 of this Agreement to, but excluding, the last business day of the month in which such Instrument was delivered;

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b)	“Dealers” shall mean and include all and any distributors and dealers who purchase and then sell the Supplier’s products, and each a “Dealer”;

c)	“Financing Plan” means the credit plan or plans as established from time to time by BC to finance wholesale transactions with Dealers relating to products manufactured or distributed and sold to Dealers by the Supplier;

d)	“Instrument” means all and any agreements and contracts in writing or any other documents evidencing the sale of Products, as hereinafter defined, by the Supplier to Dealers;

e)	“Products” means all and any products or merchandise manufactured or distributed from time to time by the Supplier;

f)	“Sales Program” means any plan, as established by the Supplier, existing now or in the future, to promote the sale of the Supplier’s Products;

g)	“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (X) statutory liens that attach by operation of law, in each case, so long as such liens are in respect of obligations which obligee(s) thereon regard(s) as not yet due and payable, and (Y) liens in favor of BC.

3.	Object

Supplier intends to sell Products at wholesale to Dealers, who may require financial assistance from BC in order to make such purchases. To induce BC to finance the acquisition of Products from Supplier by any Dealer, Supplier agrees to provide certain repurchase benefits specified below and BC agrees to provide financial assistance in accordance with the terms of this Agreement.

4.	Representations and Warranties

Supplier represents and warrants with respect to the Products covered by any Instrument at the time of delivery of such Instrument the following:

a)	That Supplier transfers to the Dealer all right, title, and interest in and to the relevant Products, contingent upon BC’s financing the transaction;

b)	That Supplier’s title to the relevant Products is free and clear of any Security Interest when transferred to the Dealer and shall remain free and clear of any Security Interest granted by or arising in respect of obligations of Supplier until the advance made by BC with respect to such Product has been repaid in full;

c)	That the relevant Products have been the subject of a bona fide order placed by the Dealer with the Supplier and accepted by the Supplier and that the Dealer has agreed that the transaction be financed by BC;

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d)	That the relevant Products are new, unused, and free of any material defects; and

e)	That the relevant Products have been shipped to the Dealer no more than ten (10) days prior to the relevant Instrument date, and that the relevant Instrument date is no more than twenty (20) days prior to delivery of such Instrument to BC.

In the event the Supplier breaches any of the foregoing representations and warranties with respect to any Products, the Supplier will immediately upon demand pay to BC, in cash, an amount equal to the outstanding balance owed to BC with respect to such Products, plus the costs and expenses, if any, incurred by BC in the enforcement of this Agreement. Upon receipt of such payment, BC shall immediately assign to the Supplier all of its rights, title and interest in any Instrument in respect of such Products and shall take such further actions as are necessary to effect such assignment.

5.	Credit Approval

5.1	So long as BC has a live interface with Supplier’s enterprise resource planning (“ERP”) system with not less than the same functionalities for updating Dealer status as BC has as of the date of this Agreement, if at the time a shipment is being prepared for shipment it is indicated on Supplier’s ERP system that the relevant Dealer’s status would allow that shipment to be approved and funded by BC, then, to the extent such shipment is made that same business day, the relevant Instruments related to such shipment shall (to the extent such Instruments contain accurate and complete information and meet the requirements of Section 4 above) be accepted and funded by BC. Should BC become aware of a Dealer default that is not indicated on Supplier’s ERP system (and which event would prevent this shipment to be approved and funded by BC) on the day that a shipment is being prepared for delivery to such Dealer, BC will contact promptly Supplier in order to mutually agree on possible steps required (including, if such shipment has not already been made, the cancellation of such shipment and of the related Instruments) in order to reduce or mitigate losses that could be incurred by BC as a result of funding and making such shipment to said Dealer.

5.2	Supplier, in its sole discretion, shall first approve all new Dealer applications. Upon approval of such application by Supplier, Supplier shall submit the application to BC for credit approval, which shall be granted or denied in accordance with its usual and customary credit policies. Supplier agrees to remit to BC (or to work with BC to obtain from the Dealer) all appropriate financial data and other pertinent information required by BC. Such information shall include Dealer’s financial statements for the last two years.

5.3	BC shall respond to any request for credit submitted by the Supplier (with respect to a new or an existing Dealer) within a reasonable time after receipt of the request with all supporting financial information.

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6.	Payment to Supplier

6.1	At the option of Supplier, BC shall pay the Supplier the full face value on any accepted Instrument either (a) on the last business day of each month for all Instruments delivered during such month, or (b) within one (1) business day after the date of delivery of each accepted Instrument to BC. As of the date of this Agreement, fundings by BC are being made as provided under clause 6.1 (a) above.

6.2	In the event that Supplier elects the funding option in 6.1(b) above, in consideration for meeting such funding schedule, Supplier shall, in addition to any other amounts payable by Supplier to BC hereunder, pay to BC for each month the amount determined according to the following formula:

(W/X x Y) x (Z/12), where

W=	total funding pursuant to this Agreement during such month;

X =	the number of days in such month;

Y =	the number of days equal to a weighted average (based on the total dollar amount for each Instrument) of the number of days in the Bridge Periods of all Instruments delivered to BC during such month; and

Z=	annual “all in” cost of funds rate for such month determined as the weighted average annual Libor rates (determined on the basis of a 360-day year) during such month plus the weighted average cost of funds spread experienced by BC during such month (such cost of funds spread may vary from time to time, but shall not exceed 2%).

6.3	BC shall provide a reasonably detailed calculation of the fee payable by the Supplier hereunder with respect to each calendar month within three (3) business days after the end of such month. The Supplier shall pay such monthly fee within five (5) business days after receipt of such calculation, provided that such fee is approved by Supplier’s Vice President of Finance (or, if none, the person in a similar function) or such person’s authorized assistant (which approval shall not be unreasonably withheld or delayed).

6.4	The Supplier may change its funding option on thirty (30) days’ prior written notice to BC; provided, the effective date for any such change shall be the first day of the first calendar month following the end of such thirty (30) day notice period.

7.	Financing Rate

7.1	BC and Supplier shall agree in writing from time to time on the rates to be paid by Supplier for the “free floorplanning” period under the Financing Plans. Until a new rate is agreed upon, the previous rate will apply.

7.2	Upon request in writing by Supplier, BC agrees to confirm in writing to Supplier the applicable rates for Supplier and Dealers in force from time to time and as soon as any modification or modifications occur in the determination of such rate.

7.3	In addition to the provisions of Section 9.5 of this Agreement relating to curtailment, in the event that Supplier creates a curtailment program to reduce the amount of principal owed by Dealers for Products in possession of Dealers after a predetermined period, BC agrees to support and administer such curtailment program; provided that BC was involved in its development and believes it reasonable to administrate.

7.4	All special curtailment agreements and any waivers of curtailment agreements and any repurchase extensions shall be agreed in writing by BC and Supplier. Curtailment waivers and repurchase extensions shall be effective to the extent they have been executed by Supplier’s Vice President of Finance (or, if none, the person in a similar function) or such person’s authorized assistant.

8.	Administration and Services

8.1	BC shall conduct or have conducted floorplan inspections of Dealers in accordance with its policies and procedures as amended from time to time. In the event Product is damaged in connection with any repossession of Product, BC agrees to provide a copy of its condition report, which shall list the damage to Products, missing parts, and mileage or hour use evident upon a cursory exterior inspection of inventory.

8.2	BC shall provide additional services not generally provided for other suppliers. These additional services include, without limitation, credit assessment, invoicing, accounts receivable, demonstrations and trade-in programs, Sales Program administration, open account management, order entry system, transfers, prepayments, buyouts and special audits.

8.3	An authorized employee of BC shall be available during BC’s normal business hours to confirm to Supplier a Dealer’s current status, in order to complete a transaction between the Supplier and any Dealer.

8.4	BC endeavors in good faith to use best efforts to collect any and all amounts due on Instruments by the Dealers.

8.5

BC agrees to stop accruing interest to be charged to Supplier for any Product that is known to be stolen or destroyed by fire. Additionally, BC shall use all reasonable efforts to determine in good faith consistent with BC’s standard business practices whether Products have been sold out of trust during the free floorplanning period as soon as is reasonably practicable, and BC agrees that Supplier shall not be responsible for interest accrued after the earlier of (i) satisfaction by the relevant Dealer of its obligations in respect of such Products or

(ii) seven (7) days from the date BC reasonably determines that such product was sold out of trust.

9.	Repossession

9.1	If BC funds a Dealer’s purchase of Products from Supplier, Supplier agrees to repurchase any such Products from BC that BC repossesses (or that come into the possession of a carrier arranged for by Supplier at BC’s request) at an amount equal to the total unpaid principal owed by the relevant Dealer to BC with respect to such Products, less any scheduled but uncollected curtailment payments owing pursuant to an election under the terms provided for in Section 9.5 below or in connection with Supplier authorized rental programs or other Financing Programs otherwise agreed between BC and Supplier, if and to the extent each of the following conditions is met: (i) such Products have been repossessed from a Dealer in connection with a determination by BC that such Dealer is in default of its obligations to BC; (ii) such Products are new and unused (other than normal wear and tear from display or demonstration or a Supplier authorized rental or demonstration program); and (iii) such repurchase amount, when aggregated with repurchase amounts paid, deemed payable or for which payment has been requested under this Agreement and any similar agreement between Supplier (or an affiliate of Supplier) and Bombardier Capital Ltd. regarding floorplanned inventory in Canada (such agreement, as modified, supplemented and/or amended from time to time, the “Canadian WFA”) within the twelve (12) month period preceding the date of demand for repurchase (the “Measurement Period”), does not exceed the greater of (a) US$25,000,000 and (b) ten (10) percent of the average amount of financing outstanding under this Agreement and the Canadian WFA during the Measurement Period. For the purpose of calculating the average amount of financing outstanding under this Agreement and the Canadian WFA during the Measurement Period as provided for in Section 9.1(b) above, the amount of financing in Canadian dollars granted by BC to Supplier under the Canadian WFA will be converted to US currency using the exchange rate set by the Bank of Canada for converting Canadian dollars to US dollars on the date of demand of repurchase. The Supplier shall pay any such repurchase amounts payable hereunder within sixty (60) days after the earlier of (a) Supplier’s receipt of possession of the relevant Product or (b) the date such Product is picked up by a carrier arranged for by Supplier or (c) five (5) days after BC has confirmed in writing to Supplier that such Products are available for pick up, in each case in lawful money of the United States. Supplier shall have no obligation to repurchase any Products for which the conditions specified above have not been met. Supplier, at its option (upon request by BC), may provide assistance to BC, at BC’s sole cost, in remarketing Products it is not required to repurchase hereunder to other Dealers in its network. The outstanding balance owing with respect to any repurchase demand that remains unpaid for thirty (30) days shall begin to accrue interest at a rate equal to the then current Supplier financing rate for such Product, which shall be payable monthly, in arrears.

9.2	BC must provide 24 hour advance notice to Supplier prior to repossession of any Products from a Dealer, and will endeavor to provide 48 hours notice to Supplier when practicable, in accordance with standard practice as of the date hereof.

9.3	In connection with any repurchase under Section 9.1 above, Supplier shall reimburse BC for transportation costs and storage fees to designated warehouses. Furthermore, Supplier shall reimburse BC for transportation costs to a non-designated warehouse if BC obtained prior authorization from Supplier.

9.4	Upon repossession, BC’s representative shall complete a condition report on the Product whenever possible and to the extent and ability of the technical expertise of the individual completing said report and submit a copy of such to Supplier with the request for payment on the Instrument covering such Product. Supplier has the responsibility and obligation to review and validate any discrepancies in such condition report within twenty (20) business days of receipt.

9.5	Upon thirty (30) days’ prior written notice to BC, Supplier may make an election (the “Sunset Election”), in its sole discretion, to impose a time limit on its obligation to repurchase products from BC under this Agreement, such that Supplier shall not be required to repurchase any Products from BC after the conclusion of such period (the “Repurchase Period”) and BC shall agree to such limit; provided that (i) the Repurchase Period shall be no less than 24 months; (ii) a curtailment program, created and administered in accordance with this Agreement, and reasonably agreeable to both BC and Supplier, shall have been put into effect with respect to the Dealers, which curtailment program shall provide that affected Dealers shall be required to pay no more than 2% curtailment per month, commencing six months before the end of the Repurchase Period and (iii) the curtailment program and the Repurchase Period limitation shall not apply to any Products sold prior to the effective date of the Sunset Election. Notwithstanding any other provision in this Agreement to the contrary, the Supplier shall not be required to repurchase any Products after the end of the related Repurchase Period; provided, in the event BC is unable to enforce its security interest in any Product as a result of bankruptcy proceedings or other litigation, mediation or arbitration affecting the Product which commence prior to the end of the Repurchase Period, Supplier’s repurchase obligations as to such Product shall be fixed, and shall not be affected by the further passage of time or subsequent failure to receive curtailments, as of the commencement date of such bankruptcy proceedings or other litigation, mediation or arbitration for no less than sixty (60) days subsequent to the dismissal or other termination of the proceedings giving rise to the stay.

10.	Adjustments to a Free Floorplanning Program

10.1

Any change to a Financing Program requiring a manual or specific adjustment (with the exception of repossessed or transferred items), including any change to the length of the free floorplanning period for any Dealer or under the general terms of any Financing Program, must be approved by the Supplier’s Vice President of Finance (or, if none, the person in a similar function) or such person’s authorized assistant, and such approval shall not be unreasonably withheld or delayed.

10.2	Upon receipt of BC’s request for such a change, the Vice President of Finance (or, if none, the person in a similar function) or any duly authorized assistant may, in his or her reasonable discretion, approve such adjustment in writing and BC shall attach such writing to subsequent invoices sent to the Supplier in connection with Products subject to such program, and such approval shall not be unreasonably withheld or delayed.

11.	Reporting

11.1	BC shall submit to Supplier various reports including units paid and/or transferred, prepaid daily report, outstanding balance report, demo units, distributor statements and units by region. BC shall be deemed to have complied with the foregoing as long as all information required in such reports appears in BC’s Capitalsurf™ system and is available for review by Supplier’s authorized employees.

11.2	Supplier shall furnish to BC within one hundred twenty (120) days after the end of each fiscal year and within forty five (45) days after the end of each fiscal quarter, consolidated financial statements of Supplier’s parent as of the end of such fiscal period, fairly representing Supplier’s financial position, prepared in accordance with applicable generally accepted accounting principles (“GAAP”). The year-end statements, which statements shall consist of a balance sheet and related statements of income, retained earnings and cash flow, each with all footnotes, for the immediately preceding relevant fiscal period, shall be audited and shall be prepared by an internationally recognized major independent accounting firm.

12.	Notices

Any notice to be sent by one party to the other shall be in writing, unless otherwise provided for in this Agreement and shall be addressed as follows:

12.1	To BC:

BOMBARDIER CAPITAL INC.

261 Mountain View Drive

P.O. Box 991

Colchester, VT 05446

Attn: Director of Operations – Recreational Products Finance

12.2	To the Supplier:

BOMBARDIER MOTOR CORPORATION OF AMERICA

c/o 6090851 CANADA INC.

1061 Parent Street

Saint-Bruno, Quebec, Canada J3V 6P1

Attn.: Vice President—Finance and Administration

Tel: 450-461-7732

Fax: 450-461-7745

Any notice herein required or permitted to be given under any of the provisions of this Agreement shall be deemed to have been sufficiently and effectively given if delivered by hand or sent by registered mail, postage prepaid, or facsimile, and (i) a notice that is delivered by hand or by registered mail shall, if delivered on a business day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first business day following the day on which it is delivered, and (ii) a notice that is delivered by facsimile shall be deemed to be given and received on that day or, if such day is not a business day or if delivery occurs after 4:00 p.m. Eastern US time on such day shall be deemed to be given and received on the first business day following the day on which it is delivered.

Either one of the parties may advise the other in the manner aforesaid, of any change of address for the giving of notices.

13.	Effective Date and Termination. Either party may terminate this Agreement by written notice to the other party, the termination to be effective one hundred eighty (180) days after the date of delivery thereof, but such termination shall not affect the Supplier’s liability with respect to Products financed by BC for or financial transactions entered into by BC with any Dealer prior to the effective date of termination, including, without limitation, Products not delivered or transactions that will not be completed until after the effective date of termination.

14.	Amendment. This Agreement may not be amended except by written instrument signed by the parties hereto.

15.	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Neither party may assign its rights and obligations under this Agreement, including by operation of law, without the prior written consent of the other party, any such attempted assignment being null and void; provided, however, that without any such consent, (i) BC may assign its rights under this Agreement in connection with any securitization of receivables owed by Dealers hereunder, and (ii) BC may assign its rights and obligations under this Agreement to an entity directly or indirectly acquiring all or substantially all of BC’s interest in its floorplanning portfolio relating to the Products, whether by merger, sale of substantially all of its assets or otherwise, provided such entity has a credit rating (as published by a nationally recognized credit rating agency) that is not lower than the credit rating of BC as of the date of such assignment.

16.

Waivers. Any failure of BC, on the one hand, or the Supplier, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Supplier or BC, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Except as otherwise specifically agreed between Supplier and BC, Supplier waives notice of non-payment, protest, and dishonor of any Instrument, and all other notices Supplier might otherwise be entitled to by law. Supplier waives any rights Supplier may have to require BC to proceed against any Dealer or to pursue any other remedy in BC’s power. Any delay by BC in repossessing Product that is subject to this Agreement shall not waive or modify Supplier’s obligations (as such obligations may be limited by the termination of any applicable Repurchase Period) hereunder, so long as BC pursues repossession in good faith.

17.	Bailment. Until such time as BC has received payment for Products required to be repurchased by the Supplier pursuant to Section 9.1 of this Agreement, such Products shall be held by Supplier solely as bailee for BC and shall be subject to the superior possessory right of BC. Immediately upon demand from BC, Supplier shall surrender possession of any such unpaid Products pursuant to the instructions of BC, and Supplier’s repurchase obligations with respect to such surrendered Products shall terminate. Contemporaneously with full and final payment to BC for repurchased Products, the bailment shall terminate and BC shall transfer to Supplier any right, title, and interest BC may have in and to such Products.

18.	Set Off and Extensions. Either party (the “Offsetting Party”) may deduct, set off, withhold, or apply any sums or payments due from the other party to the Offsetting Party, against any sums due from the Offsetting Party to the other party, provided that, the Offsetting Party has notified the other party of its intention to make such set off and the reasons for such set off in writing and has provided the other party with a 30 day grace period to resolve the issues giving rise to such proposed set off. BC may extend the time for payment of, modify, restructure, or defer the obligations of any Dealer without notice to Supplier and without altering Supplier’s obligations hereunder, provided that if BC, without Supplier’s consent, waives or reduces any curtailment payments which Supplier would be entitled to deduct (if uncollected) in calculating the appropriate repurchase amount for any Product, such payments (if uncollected) shall be deemed not to have been waived or reduced in calculating the applicable repurchase amount.

19.	Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

20.	Severability. If a court of competent jurisdiction should hold any of the provisions of this Agreement invalid, illegal or unenforceable in any respect, the remaining provisions shall nevertheless be given full effect and shall be construed as if such invalid, illegal or unenforceable provisions or part of a provision had never been contained in this Agreement.

21.

Entire Agreement. This Agreement and the Strategic Alliance Exclusivity Agreement among Supplier, BC and certain other entities party thereto dated as of the date hereof set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants,

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arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including, without limitation, the Old Financing Agreements, provided that this Agreement shall apply to all Products financed under the Old Financing Agreements, as well as those financed hereunder after the date hereof.

22.	Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

23.	Independent Parties. Nothing contained in this Agreement shall be construed to constitute the parties hereto or any of them as partners, joint venturers, principal and agent, or employer and employee.

24.	Headings. The headings in this Agreement have been included for reference purposes only and shall not determine the meaning or interpretation of this Agreement.

25.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHERE OF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BOMBARDIER CAPITAL INC.	BOMBARDIER MOTOR CORPORATION OF AMERICA

By:	By:

Title:	Title:

By:	By:

Title:	Title:

[WHOLESALE FINANCING AGREEMENT (U.S.)]